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                                                                  EXHIBIT (A)(6)
[CAPTARIS LOGO]

                          CAPTARIS ANNOUNCES EMPLOYEE
                         STOCK OPTION EXCHANGE PROGRAM

KIRKLAND, Wash. -- June 12, 2001 -- Captaris, Inc. (Nasdaq: CAPA) today announced a voluntary stock option exchange program whereby eligible employees have the opportunity to exchange stock options with an exercise price greater than $10.00 per share for a reduced amount of stock options to be priced at $3.00 per share or the fair market value of the Company's common stock on the date the offer expires, whichever is less. If the Company receives and accepts tenders of all eligible stock options subject to the offer, the Company would grant new stock options to purchase approximately 1.5 million shares of common stock in exchange for the return of stock options to purchase approximately 3.6 million shares of common stock.

"In making this offer our intent is to create long-term employee incentive without sacrificing shareholder value," said Jeff deCillia, chief financial officer of Captaris. "With a blended exchange rate of less than one new stock option for two existing stock options and the other parameters of this offer, we believe the offer will be beneficial to employees and shareholders alike."

Because the exchange of stock options will occur immediately upon the expiration of the offering period, the new options will be treated as variable awards and thus will subject the Company to non-cash compensation charges in accordance with variable accounting rules. In addition, if employees tender their eligible stock options in this offer, any grants made to participating employees within the six months before or after the exchange will also be subject to variable accounting to the extent an employee's new grant is for fewer shares than the shares subject to the tendered options and the exercise price of those options is less than the exercise price of the stock options tendered. The maximum number of shares that could be subject to variable accounting as a result of this exchange, not including any shares subject to stock options that may be granted during the six-month period after the exchange, is approximately 2.3 million shares.

The Company filed today the appropriate Tender Offer and associated documents with the SEC and therefore has commenced the offering period. The offering period is expected to expire on or about July 10, 2001.
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CAPTARIS Announces Employee Stock Option Exchange Program
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About Captaris
Captaris is a leading provider of unified communications and mobile business solutions that allow companies to improve business communications with customers, partners and employees. The company provides access to and control of critical business information from almost any communications device and enhances communications workflow by improving the way in which company stakeholders exchange information.

The company specializes in developing and marketing CallXpress unified messaging, RightFax fax and communications servers, MediaLinq electronic document delivery services and Infinite Mobile Delivery products. Captaris has more than 75,000 systems installed and over one million users worldwide, with 80 percent of Fortune 100 companies using the company's award winning products and services. Founded in 1982, Captaris is publicly traded under the symbol "CAPA" on the Nasdaq National Market. Captaris maintains a site on the World Wide Web at www.captaris.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris' actual results include, among others, the potential failure to maintain and expand Captaris' network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris' financial results is included in Captaris' Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

EDITORIAL CONTACTS:
Michele Reid                                            Jennifer Ashton
Investor Relations                                      Connect Public Relations
425-825-3479                                            (801) 373-7888
michelereid@Captaris.com                                jennifera@connectpr.com